As filed with the U.S. Securities and Exchange Commission on January 31, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CORGENIX MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	93-1223466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11575 Main Street, Suite 400

Broomfield, Colorado 80020

(303) 457-4345

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code)

Fourth Amended and Restated Employee Stock Purchase Plan
(Full title of plans)

Douglass T. Simpson President and Chief Executive Officer 11575 Main Street, Suite 400 Broomfield, Colorado 80020 (303) 457-4345	With a copy to: Robert P. Attai Husch Blackwell LLP 1700 Lincoln Street, Suite 4700 Denver, Colorado 80203 (303) 749-7213

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	500,000 shares	(1)(2)	$0.20	(3)	$100,000	$12.88

(1)         Represents 500,000 shares reserved for issuance under the Fourth Amended and Restated Employee Stock Purchase Plan, approved by the Company’s board of directors on October 4, 2013, and approved by the Company’s shareholders at the Company’s annual meeting on December 17, 2013.

(2)         Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable as a result of stock splits, stock dividends or similar transactions.

(3)         Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.  The price per share and aggregate offering price are based upon the average of the bid and asked price of the Company’s Common Stock on January 22, 2014 as reported on the OTC Bulletin Board®.

PART I

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed or to be filed by Corgenix Medical Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated or deemed to be incorporated in this Registration Statement by reference:

(a)                                 The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the Commission on September 30, 2013.

(b)                                 The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the Commission on November 14, 2013.

(c)                                  The Company’s Current Reports on Form 8-K filed with the Commission on October 28, 2013 and December 19, 2013.

(d)                                 The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10-SB/A-2, filed with the Commission on November 3, 1998.

(e)                                  All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a Post-Effective Amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company’s Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent not prohibited by Nevada law.  The Company has also entered into indemnification agreements with each of its directors and officers.  The Company is also empowered under its Bylaws to purchase insurance on behalf of any person it is required or permitted to indemnify.

In addition, the Company’s Articles provide that the Company’s directors will not be personally liable to the Company or any of its stockholders for damages for breach of the director’s fiduciary duty as a director or officer involving any act or omission of any such director or officer.  Each director will continue to be subject to liability for breach of the director’s fiduciary duties to the Company for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Nevada corporate law.  This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws.

There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation, dated June 19, 2008, filed as Exhibit 3.1 to the Company’s Form 10-Q, filed on November 10, 2010, and incorporated herein by reference.

4.2	Bylaws, dated September 30, 2010, filed as Exhibit 3.2 to the Company’s Form 10-Q, filed on November 10, 2010, and incorporated herein by reference.

4.3

Amended and Restated Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock for Corgenix Medical Corporation, filed as Exhibit 3.1 to the Company’s Form 8-K filed December 30, 2005 and incorporated herein by reference.

5.1*	Opinion of Husch Blackwell LLP.

23.1*	Consent of Husch Blackwell LLP (contained in Exhibit 5.1 hereto)

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (contained in the signature page hereto).

99.1	Fourth Amended and Restated Employee Stock Purchase Plan, filed with the Company’s Schedule 14A filed on November 5, 2013 and incorporated herein by reference.

*Filed herewith.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on the 31st day of January, 2014.

CORGENIX MEDICAL CORPORATION

By:	/s/ Douglass T. Simpson
Douglass T. Simpson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen P. Gouze and Douglass T. Simpson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Douglass T. Simpson	President, Chief Executive Officer	January 31, 2014
Douglass T. Simpson	(principal executive officer) and Director

/s/ William H. Critchfield	Senior Vice President — Operations and Finance	January 31, 2014
William H. Critchfield	and CFO (principal financial and accounting officer)

/s/ Ann L. Steinbarger	Senior Vice President — Sales and Marketing	January 31, 2014
Ann L. Steinbarger

/s/ Robert Tutag	Director	January 31, 2014
Robert Tutag

/s/ Dennis Walczewski	Director	January 31, 2014
Dennis Walczewski

/s/ Stephen P. Gouze	Chairman of the Board of Directors	January 31, 2014
Stephen P. Gouze

/s/ David Ludvigson	Director	January 31, 2014
David Ludvigson

/s/ Brandon J. Price	Director	January 31, 2014
Brandon J. Price

/s/ Dennis Fusco	Director	January 31, 2014
Dennis Fusco

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation, dated June 19, 2008, filed as Exhibit 3.1 to the Company’s Form 10-Q, filed on November 10, 2010, and incorporated herein by reference.

4.2	Bylaws, dated September 30, 2010, filed as Exhibit 3.2 to the Company’s Form 10-Q, filed on November 10, 2010, and incorporated herein by reference.

4.3

Amended and Restated Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock for Corgenix Medical Corporation, filed as Exhibit 3.1 to the Company’s Form 8-K filed December 30, 2005 and incorporated herein by reference.

5.1*	Opinion of Husch Blackwell LLP.

23.1*	Consent of Husch Blackwell LLP (contained in Exhibit 5.1 hereto)

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (contained in the signature page hereto).

99.1	Fourth Amended and Restated Employee Stock Purchase Plan, filed with the Company’s Schedule 14A filed on November 5, 2013 and incorporated herein by reference.

*Filed herewith.